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Exhibit 99.1

[COBIZ LOGO]

FOR IMMEDIATE RELEASE	For more information, contact: Sue Hermann, 303.312.3488

CoBiz Names Mary Beth Vitale to Board

        DENVER—February 3, 2005—CoBiz Inc. (Nasdaq: COBZ) announced today that Mary Beth Vitale, co-founder and principal of Pellera, LLC, was elected to the company's board of directors effective Monday, Jan. 31.

        "We are pleased to welcome Mary Beth to our Board and welcome the level of financial expertise she brings to us," said Steve Bangert, CoBiz Inc. chairman and CEO. "Her professional background—both as a corporate leader in a fast-paced, high growth environment and a successful entrepreneur—makes her a great fit with our board and our organization overall."

        Vitale co-founded Pellera, a strategic communications and business development firm, in 2001. Previously, she had served as president and CEO of WestwindMedia.com, president and COO of RMI.NET, and president-western states for AT&T. Vitale is a member of the Governor's Commission on Science and Technology (Colorado) and has been named one of the "Top 50 People to Watch in Denver" by Denver Magazine and "Who's Who in Denver Business" by the Denver Business Journal. She received her bachelor's degree from Hillsdale College in Hillsdale, Mich.; a master's degree from the University of Colorado; and an advanced management degree from the Wharton School of the University of Pennsylvania.

        CoBiz Inc. (www.cobizinc.com) is a $1.70 billion financial holding company headquartered in Denver. The company operates Colorado Business Bank and Arizona Business Bank, full-service commercial banking institutions that offer a broad range of sophisticated banking services—including credit, treasury management, investment and deposit products—to a targeted customer base of professionals and small to mid-sized businesses. CoBiz also offers trust and fiduciary services through CoBiz Private Asset Management; property and casualty insurance brokerage and risk management consulting services through CoBiz Insurance; investment banking services through Green Manning & Bunch; the management of stock and bond portfolios for individuals and institutions through Alexander Capital Management Group; and employee and executive benefits consulting and wealth transfer services through Financial Designs.

        The discussion in this press release contains forward-looking statements. Although the Company believes that the expectations reflected in the forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Company's operations, financial performance and other factors, as discussed in the Company's filings with the Securities and Exchange Commission. These risks include the impact of interest rates and other general economic conditions, loan and lease losses, risks related to the execution of the Company's growth strategy, the possible loss of key personnel, factors that could affect the Company's ability to compete in its market areas, changes in regulations and government policies and other factors discussed in the Company's filings with the Securities and Exchange Commission.

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CoBiz Names Mary Beth Vitale to Board